Exhibit 99.1

NEOTHETICS ANNOUNCES REVIEW OF STRATEGIC ALTERNATIVES

SAN DIEGO July 10, 2017 — Neothetics, Inc. (NASDAQ: NEOT) announced today that its Board of Directors has unanimously approved plans to initiate a process to explore and review a range of strategic alternatives focusing on seeking an acquisition, business combination or partnership that will allow for it to maximize shareholder value from its remaining assets and cash resources. Neothetics has engaged Oppenheimer and Co., Inc.  to act as its exclusive financial advisor to the company and Board for this process. The Company also intends to streamline its operations in order to preserve its capital and cash resources, including implementing a reduction in workforce.

“We have unanimously determined that seeking a strategic transaction gives us the best opportunity to maximize shareholder value,” said Kim Kamdar, Ph.D., a member of Neothetics’ Operating Committee and Board of Directors. “In addition, we continue to review all operational expenses in order to facilitate our ability to enter into a strategic transaction.”

While the company is seeking a strategic transaction there can be no assurance that this strategic process will result in any such transaction.

About Neothetics, Inc.
Neothetics is a San Diego based clinical-stage specialty pharmaceutical company developing therapeutics for the aesthetic market. Our focus has been on localized fat reduction and body contouring. For more information on Neothetics, please visit www.neothetics.com. Neothetics, LIPO-202, LIPO-102 and the Neothetics logo are trademarks or registered trademarks of Neothetics, Inc.  Other names and brands may be claimed as the property of others.

Forward Looking Statements
Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding Neothetics’ process to seek a strategic alternative and its ability to maximize shareholder value through such a process.  Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Neothetics’ current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with the identify and consummate any strategic transaction through the process being commenced by Neothetics. All forward-looking statements contained in this press release speak only as of the date on which they were made.  Neothetics undertakes no obligation to update such statements to reflect events that occur or

Exhibit 99.1

circumstances that exist after the date on which they were made. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation, Neothetics’ Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q.

COMPANY CONTACTS:

Susan A. Knudson

Chief Financial Officer

858-500-7780

sknudson@neothetics.com